EXHIBIT 10.1

COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

Effective January 1, 2006, non-employee directors of the Company shall be paid cash compensation consisting of an annual fee of $50,000 and an attendance fee of $2,000 for each meeting attended. In addition, the Lead Director shall be paid an annual fee of $30,000, the Chair of the audit committee shall be paid an annual fee of $12,000, and other committee chairs shall be paid an annual fee of $6,000. The Executive Compensation Committee believes incentive or "at risk" compensation is a key ingredient in motivating executive performance to maximize stockholder value. In 2006, non-employee directors shall be paid equity compensation consisting of 4,000 options to purchase the Company’s common stock at the prevailing price on the date of the grant and 1,500 shares of restricted common stock.